EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-2808) of AVX Corporation of our report dated June 25, 2004 relating to the financial statements and financial statement schedules of the AVX Corporation 401(k) Plan for Hourly-Paid Employees, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
Atlanta, Georgia
June 28, 2004